UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2009

MAKO Surgical Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33966	20-1901148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 Davie Road

Ft. Lauderdale, Florida 33317

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 927-2044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective as of February 13, 2009, MAKO Surgical Corp. (the “Company”) entered into (i) an Amendment to Amended Employment Agreement (the “CEO Amendment”) with Maurice R. Ferré, M.D., the Company’s President, Chief Executive Officer and Chairman of the Board; and (ii) an Amended and Restated Employment Agreement with each of Fritz L. LaPorte, the Company’s Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer (the “LaPorte Agreement”), Menashe R. Frank, the Company’s Senior Vice President, General Counsel and Secretary (the “Frank Agreement”), and Steven J. Nunes, the Company’s Senior Vice President of Sales and Marketing (the “Nunes Agreement” and together with LaPorte Agreement and the Frank Agreement, the “SVP Amended and Restated Employment Agreements”).

Pursuant to the CEO Amendment, the definition of the Company’s business set forth in the Amended Employment Agreement between the Company and Dr. Ferré dated November 12, 2007, relating to restrictions on noncompetition with the Company and non-solicitation of employees and customers, was broadened to include any image guided surgical device and/or software used in combination with any surgical robotic device and/or software in the field of orthopedics.

Pursuant to the SVP Amended and Restated Employment Agreements, certain other provisions of the prior employment agreements between each executive and the Company (collectively, the “Prior Employment Agreements”) were modified to provide the following:

•

Accelerated vesting of equity awards that vest based on time upon the occurrence of a Change in Control (as defined therein) of the Company or upon termination of employment as a result of death, Disability (as defined therein), without Cause (as defined therein) or for Good Reason (as defined therein)

•	Increased severance payments upon termination of employment and the occurrence of a Change in Control of the Company
•

Increase of the restricted period from twelve months to eighteen months following termination of employment as a result of a Change in Control with regard to noncompetition with the Company and non-solicitation of employees and customers

•

In connection with such restrictive covenants, broadening of the definition of the Company’s business to include any image guided surgical device and/or software used in combination with any surgical robotic device and/or software in the field of orthopedics.

The Nunes Agreement also provides that Mr. Nunes is eligible to receive a cash bonus under the 2009 Performance Bonus Plan for his benefit, which is attached as Exhibit A to the Nunes Agreement and was more fully described in the Current Report on Form 8-K filed by the Company with the Commission on February 13, 2009.

All other terms under the SVP Amended and Restated Employment Agreements, including the one-year automatically renewing term of agreement, are materially consistent with the terms of the Prior Employment Agreements. The Prior Employment Agreements between the Company and each of Messrs. LaPorte and Frank were dated as of January 1, 2005, as amended effective February 5, 2007, and the Prior Employment Agreement between the Company and Mr. Nunes was dated as of May 15, 2006, as first amended effective February 5, 2007 and second amended effective July 21, 2008. The SVP Amended and Restated Employment Agreements amend, restate and supersede the Prior Employment Agreements in all respects.

The foregoing description of the provisions of the CEO Amendment and the SVP Amended and Restated Employment Agreements is qualified in its entirety by reference to the CEO Amendment, the LaPorte Agreement, the Frank Agreement and the Nunes Agreement filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this report, which are each incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amendment to Amended Employment Agreement by and between the Company and Maurice R. Ferré., M.D., effective February 13, 2009
10.2	Amended and Restated Employment Agreement by and between the Company and Fritz L. LaPorte, effective February 13, 2009
10.3	Amended and Restated Employment Agreement by and between the Company and Menashe R. Frank, effective February 13, 2009
10.4	Amended and Restated Employment Agreement by and between the Company and Steven J. Nunes, effective February 13, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAKO Surgical Corp.

Date: February 20, 2009	By:	/s/ Menashe R. Frank
Menashe R. Frank, Senior Vice President, General Counsel and Secretary